                                                                  Exhibit 2.12

                            STOCK PURCHASE AGREEMENT

      THIS AGREEMENT (this "Agreement"), dated as of June 8, 1999, between NASSAU BROADCASTING PARTNERS, L.P., a Delaware limited partnership, with an address at 600 Alexander Road, Building Two, Princeton, New Jersey 08540 ("Purchaser"), Jersey Devil Broadcasting Co., a New Jersey corporation with an address at 3122 Fire Road, Suite 200, Egg Harbor Township, New Jersey 08234, Southern Ocean Broadcasting, Inc., a New Jersey corporation with an address at P.O. Box 4627, Toms River, New Jersey 08753, Route 22, Great American Communications Co., a New Jersey corporation with an address at 1600 Union, New Jersey 07803, (collectively referred to herein as "Sellers") and Manahawkin Communications Corp., a New Jersey corporation with an address at 1600 Route 22, Union, New Jersey 07803 (the "Company").

                               STATEMENT OF FACTS

      1. Sellers are the sole owners of all of the issued and outstanding shares of the capital stock (the "Shares") of the Company, as follows:

                                           Shares

       Jersey Devil Broadcasting, Inc.     100 (Non-Voting)
       Southern Ocean Broadcasting, Inc.   100 (Non-Voting)
       Great American Communications Co.   100 (Voting)

       TOTAL                               300

      2. The Company is the owner of radio station WCHR-FM on 105.7 MHz, with a principal community of Manahawkin, New Jersey (the "Station").

      3. On February 12, 1997, as amended effective June 16, 1999, the Company, Sellers and Purchaser entered into an Option Agreement to grant certain rights in a future sale contingent upon certain judicial approval ("Option Agreement").

      4. On February 12, 1997, the Company and Purchaser entered into a Loan and Security Agreement, pursuant to which the Purchaser loaned to the Company certain funds to cover the cost of construction of the Station and for working capital needs (the "Loan Agreement").

      5. On February 12, 1997, as amended effective June 16, 1999, the Company and Sellers, and Purchaser entered into a Time Brokerage Agreement ("TBA"), pursuant to which Purchaser will provide over the air program services using the facilities of the Station, and Sellers granted to Purchaser the option to purchase the Shares pursuant to the conditions contained therein.
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      6. Purchaser has expressed its intent to exercise its option to purchase the Shares of Sellers and has, in fact, exercised its option on the Shares of Jersey Devil and Great American.

      7. Subject to the approval of The United States Bankruptcy Court on a pending request by Southern Ocean, Purchaser intends to exercise its option on the Southern Ocean Shares and upon receipt of notice of exercise of the option, Southern Ocean acknowledges that it will be bound by the terms of this Agreement.

      8. Subject to the consent of the Federal Communications Commission (the "FCC"), Sellers desire to sell the Shares to Purchaser, and Purchaser desires to purchase the Shares from Sellers, all on the terms and conditions herein contained.

      NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. INTENTIONALLY LEFT BLANK.

      2. PURCHASE AND SALE, PRICE AND PAYMENT

            (a) Purchase and Sale. On the Closing Date (as hereinafter defined), subject to the terms and conditions of this Agreement, Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, all right, title and interest, legal or equitable, in and to all of the Shares.

            (b) Purchase Price. In full consideration of the sale of the Shares by Sellers to Purchaser, Purchaser shall pay to Sellers as defined in and determined pursuant to Section 18.1 of the TBA, as amended, in one or more cashier's checks or wire transfers as directed by Sellers.

      3. DELIVERY; FURTHER ASSURANCES.

            (a) Upon execution of this Agreement, Sellers shall deliver (i) all of the certificates representing the Shares to Patton Boggs LLP (the "Escrow Agent") to be held by the Escrow Agent until the Closing (or until termination of this Agreement) in accordance with the Escrow Agreement attached hereto as Exhibit A; and (ii) Agreements Not to Compete in substantially the form attached hereto as Exhibit B, executed by each of the Sellers, John Scarpa, Patricia A. Stokes, Joan Beth Hansen, and William Hansen.

            (b) At the Closing, Sellers shall deliver to Purchaser:

                  (i) Certificates representing the Shares, duly endorsed in blank, or in lieu thereof, having affixed thereto stock powers executed in blank, and in proper form for transfer;


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                  (ii) All property, assets, records, files, certificates and other documents, in Sellers' possession, custody or control relating to the Company, the Station and their business and affairs;

                  (iii) A Certificate of Good Standing for the Company from the New Jersey Secretary of State;

                  (iv) A certificate from Sellers stating that: (i) all representations and warranties of Sellers as set forth in this Agreement or in any statement, certificate, schedule, exhibit or other document delivered pursuant to this Agreement by Sellers are true and correct in all material respects, as of the Closing Date; and (ii) Sellers have, in all material respects, performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Sellers at or prior to the Closing Date;

                  (v) An opinion of counsel for Sellers, in the form attached hereto as Exhibit C;

                  (vi) An opinion of Sellers' FCC Counsel in the form attached hereto as Exhibit D; and

                  (viii) All other documents, agreements, certificates and consents required to be delivered to Purchaser under the provisions of this Agreement or reasonably requested by Purchaser to effect, evidence or facilitate the transactions contemplated by this Agreement.

             (c) At any time and from time to time after the Closing, at Purchaser's request and without further consideration, Sellers shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such further action as may be reasonably necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, the Shares, and to put Purchaser in actual possession and operating control of the Company.

      4. REPRESENTATIONS AND WARRANTIES BY SELLERS.

      As used in this Section 4, reference to Sellers' knowledge shall mean Sellers' actual knowledge without an independent investigation of the affairs of the Company. Sellers represent and warrant to Purchaser that the following statements as to Sellers, the Company and/or the Station are, where applicable, correct as of the date hereof and will be correct at the Closing Date, and all Schedules will be updated through the Closing Date:

            (a) Licenses. Authorization and Compliance Therewith. The Company owns and/or has all franchises, licenses, permits, consents, approvals or authorizations of any public or governmental agency materially necessary to the conduct by the Company


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of its business as now conducted, including, but not limited to, all FCC permits necessary to construct the Station and all rights in and to the call letters WCHR-FM (the "Licenses"), each as set forth on Schedule 4(a) attached hereto, without any material conflict with the rights of others, all of which are in full force and effect, except as set forth in Schedule 4(a), and subject to no lien, charge, encumbrance, or limitation. Without material exception, to the best of Sellers' knowledge, the Company is in material compliance with all of its material obligations with respect thereto; and no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any of the foregoing or would materially adversely affect the rights of the Company thereunder.

      Except as may be provided in Schedule 4(a) and as previously disclosed to Purchaser, Sellers have no knowledge of any applications or any material complaints or proceedings pending or to the best of Sellers' knowledge threatened as of the date hereof before the FCC directly relating to the business or operation of the Station other than proceedings which generally affect the broadcast industry. All returns, reports. and statements required to be filed with the FCC or other governmental agency relating to the Station have been or will be duly and timely filed, and all said reports, returns and statements are or will be complete and correct as filed. To Sellers' best knowledge, the "Public Inspection File" of the Station will be complete and in full compliance with Section 73.3526 of the FCC's Rules and Regulations on the Closing Date.

            (b) Operations and Assets. The Company has, and will have, no operations other than construction and operation of the Station. However, Purchaser expressly acknowledge that as of the Closing Date, sellers might not have completed construction of the Station. Except as set forth on Schedule 4(b), the Company is the owner of, and will at the Closing Date have good title to, all of the business, rights, property and assets, real and personal, tangible and intangible, used or held for use in connection with the business and operation of the Station, (the "Assets"). No action is pending or, to the knowledge of Sellers, threatened, which would contest the Company's ownership of the Assets. The Assets will not at the Closing Date be subject to any contract, sale or other agreement, except as disclosed in writing to and expressly assumed or taken subject to by Purchaser hereunder.

            (c) Condition of Tangible Personal Property. Attached hereto as
Schedule 4(c) is a list of all equipment, electrical devices, antennas, cables, vehicles, furniture, fixtures, towers, office materials and supplies, hardware, tools, spare parts, records, tapes, discs, carts and other tangible personal property of every kind and description owned by the Company and used or held for use (including those not in operating condition) in connection with the business and operations of the Station, if any.

            (d) Real Property. The Company owns no real property has no leases of real property and will acquire no real property or enter into no leases of real property other than the leases it enters into as lessee with Purchaser.

            (e) Contracts, Leases, Agreements. Etc. To the best of Sellers' knowledge, each of the contracts, agreements, easements, licenses and leases (including leases for the Leased Property), if any (collectively, "Contracts"), to which the Company is a party or to which it may be bound, are set forth on
Schedule 4(e) attached hereto and are valid, binding and enforceable in accordance with their terms, and the Company is not in any material respect in default thereunder, and except as set forth on Schedule 4(e), no consents are required from the parties to such Contracts upon sale of the Shares.

            (f) Employees and Agreements Relating to Employment.

                  (i) Attached hereto as Schedule 4(f) is a listing of: (1) the names of all persons currently employed by the Company, together with the amount paid or payable to each such person for their services; (2) any bonus or other material compensation arrangements and personnel benefits or policies in effect, for each employee; and (3) a complete copy of each such plan, benefit, and policy.

                  (ii) Except as set forth on Schedule 4(f), Sellers have made no representation to any of the Company's employees concerning their continued employment, by the Company after the date of this Agreement. Any decision by Purchaser to employ any of the employees of the Company in the operation of the Station on or after 12:01 a.m. on the date of this Agreement, other than those set forth on Schedule 4(f), shall be made in its sole discretion.

                  (iii) No labor union is currently certified, or otherwise recognized, as the collective bargaining representative for any of the Company's employees. Sellers have no actual knowledge of any labor strike, or other employee or labor controversy or dispute pending which would affect the operation of the Station.

                  (iv) The Company is not, and on the Closing Date will not be, except as disclosed on Schedule 4(f), a party to (a) any labor contract, (b) any vacation pay, severance pay or other benefit arrangement (including ERISA or similar plans) with their employees, or (c) any employment contract or agreement which is not terminable upon termination notice of thirty (30) days.

            (g) Litigation. Except as set forth on Schedule 4(g) attached hereto, as of the date of this Agreement and as of the Closing Date, there are and there will be no actions, judgments, suits, proceedings, investigations or inquiries pending or, to the knowledge of Sellers, threatened against or affecting the Company or questioning the validity of any action taken or to be taken in connection with the implementation of the provisions of this Agreement, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality, domestic or foreign. Sellers do not know or have reasonable grounds to know of any factors or circumstances which might be the basis of any action, suit or proceeding; and, to the best of Sellers' knowledge, except as disclosed in
Schedule 4(g), the Company has complied with all applicable statutes and regulations of all governmental authorities and agencies having jurisdiction over the Company.

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            (h) Compliance with Law. As of the date hereof and as of the Closing
Date: The Company has complied, and is in compliance in all material respects, with all laws, rules, regulations, and orders of any governmental entity applicable to the Company and the Assets, including, without limitation, the Act and rules and regulations thereunder ("Applicable Laws"). The Company has not been charged with and is not under investigation for any violation of Applicable Laws, and, to the knowledge of Sellers, there is no any basis for any such charge or investigation.

            (i) Financial Statements. Sellers have heretofore furnished Purchaser with copies of the financial information of the Company as set forth on the attached Schedule 4(n) ("Financial Statements"). Except as noted therein or on Schedule 4(n), the Financial Statements are complete and correct in all material respects, were prepared in accordance with generally accepted accounting principals consistently applied throughout the periods indicated, and present fairly the financial condition of the Company as of the dates thereof.

            (j) Taxes. As of the Closing Date, the Company shall have timely and duly filed with the appropriate governmental agencies all tax returns, declarations of estimated tax, and tax reports required to be filed by it, and all taxes and other assessments which the Company is required to pay, withhold or collect have been timely and duly paid, withheld and collected. There are no present disputes as to taxes of any nature payable by the Company, and it has not filed an IRS Form 872 ("Consent Fixing Period of Limitations Upon Assessment of Income Tax") or otherwise agreed to extend the time for assessment of any taxes against it for any year.

            (k) Existence and Powers. As of the date hereof and as of the Closing Date, the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the power and authority to own or lease its properties and to carry on business as now being conducted. Each of the Sellers has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and this Agreement has been duly executed and delivered by Sellers and constitute the legal, valid and binding obligation of Sellers, enforceable in accordance with its terms.

            (l) No Conflict. As of the date hereof and as of the Closing Date, neither the execution and delivery of this Agreement by Sellers nor the consummation of the transaction contemplated hereby in accordance with the terms hereof (i) will materially conflict with, result in a material breach of, or constitute a material default under any indenture, mortgage, lease or other agreement, to which the Company or Sellers are a party or to which they or any of their properties may be subject or (ii) will result in a material violation of any order, writ, injunction, decree or award of any court or governmental authority to which the Company or Sellers or any of their properties may be subject.

            (m) Charter Documents. Attached hereto as Exhibits F and G, respectively, are true and complete copies of the Certificate of Incorporation and the By-Laws of the Company, and all amendments thereto. As of the date hereof and as of the Closing Date, such Certificate of Incorporation and By-Laws have not been and will not be modified, amended or revoked and remain in full force and effect.

            (n) No Approvals. Except for the consent of the FCC as to the Great American stock and the Bankruptcy Court for the Southern Ocean stock, no approval, consent, withholding of objection or other authorization is required or as of the Closing Date, will be required from any court, administrative agency or governmental authority in connection with the execution, delivery or performance by Sellers of this Agreement and the related agreements referred to herein.

            (o) Ownership of Shares. Sellers own, beneficially and of record, all of the Shares, and no other person or entity owns beneficially or of record any interest in any of the Shares. Sellers now have and as of the Closing Date will have, and will transfer to Purchaser, good, valid and marketable title to all of the Shares, free and clear of all security interests, claims, liens, equities, options, proxies and other encumbrances whatsoever, and the Shares, when so sold and delivered, will be validly issued, fully paid and nonassessable. There is no transfer restriction, subscription, option, warrant, convertible security, right, call, contract, voting trust, irrevocable proxy, voting arrangement, commitment, understanding or agreement (other than this Agreement) relating to the Shares or their voting, issuance, sale, redemption or transfer.

            (p) Directors and Officers. The present directors and officers of the Company are set forth on the attached Schedule 4(u). Such persons will be the directors and officers as of the Closing Date, and the written resignations of such officers and directors shall be delivered to Purchaser concurrently with the delivery of the certificates representing the Shares.

            (q) Bank Accounts. Attached hereto as Schedule 4(v) is a listing of all bank accounts of the Company. Sellers shall take any and all action and execute any documents required to close all accounts within thirty days of the Closing Date.

            (r) Business of Company. The Company shall not engage in any business other than the operation of the Station to the extent required by the TBA and this Agreement.

            (s) Absence of Certain Changes. Since February 12, 1997, through the Date of this Agreement, there has not been (i) any material adverse changes in the property of the Company or any material labor dispute, grievance or organizational effort affecting the Assets, taken as a whole; (ii) any physical damage, destruction or loss (not covered by insurance) materially and adversely affecting the Assets or business of the Company, taken as a whole; (iii) any sale, assignment, lease or other transfer or disposition of any of the Assets or Fee Property of the Company except in the ordinary course of business and with adequate replacement property being acquired as necessary; or (iv) any waiver of any right resulting in a materially adverse affect on the Assets.

            (t) No Liabilities. As of the Closing Date, the Company shall not have any outstanding debt, other than amounts owed to Purchaser pursuant to the Loan Agreement or any accounts payable incurred in the ordinary course of business.

      5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. Purchaser represents and warrants to Sellers that the following statements as to the Purchaser are correct as of the date hereof and, where specifically indicated, will be correct at the Closing Date:

            (a) Powers of Purchaser. As of the date hereof, Purchaser has, and it will have as of the Closing Date, all the requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and this Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms.

            (b) No Conflicts. As of the date hereof and as of the Closing Date, neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby in accordance with the terms hereof (i) will materially conflict with, result in a material breach of, or constitute a material default under, any indenture, mortgage, lease or other agreement, to which Purchaser is a party or to which Purchaser or any of Purchaser's properties may be subject, or (ii) will result in a material violation of any order, writ, injunction, decree or award of any court or governmental authority to which Purchaser or any of Purchaser's properties may be subject.

            (c) No Approvals. Except for the consent of the FCC, no approval, consent, withholding of objection or other authorization is required or as of the Closing Date will be required, from any court, administrative agency or governmental authority in connection with the execution, delivery or performance by Purchaser of this Agreement and the related agreements referred to herein.

            (d) FCC Qualifications. As of the date hereof and as of the Closing Date, Purchaser is qualified, and knows of no reason why it should not be found qualified by the FCC, to be the transferee of control of the Company.

            (e) Litigation. As of the date of this Agreement and as of the Closing Date, there are and there will be no actions, judgments, suits, proceedings, investigations or inquiries pending or, to the knowledge of Purchaser, threatened against or affecting the Purchaser or questioning the validity of any action taken or to be taken in connection with the implementation of the provisions of this Agreement, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality, domestic or foreign. Purchaser does not know or have reasonable grounds to know of any factors or circumstances which might be the basis of any action, suit

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or proceeding; and, to the best of Purchaser's knowledge, Purchaser has complied with all applicable statutes and regulations of all governmental authorities and agencies having jurisdiction over the Purchaser.

            (f) Absence of Insolvency. As of the date hereof and as of the Closing Date, no insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Purchaser or any of its respective assets or properties, are pending or, to the knowledge of Purchaser, threatened, and the Purchaser has made no assignment for the benefit or creditors, nor taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

      6. CONDUCT PRIOR TO CLOSING.

            (a) Access and Information. Sellers shall give Purchaser and its representatives reasonable access throughout the period prior to Closing to the operations, properties, books, contracts, agreements, leases, commitments and records of the Company at reasonable times, provided that the normal operations of the Company's business shall not be disrupted.

            (b) Conduct of Station Business. Between the date hereof and
Closing:

                  (i) Sellers shall produce the consent of any third parties required by any contract, lease or agreement upon change of ownership of the Company, if any.

                  (ii) To the extent required under the TBA, Sellers shall cause the Company to: (1) conduct the business of the Station in a prudent and responsible manner in good faith and in compliance with the terms of the Licenses and Applicable Laws; and (2) Sellers and Purchaser shall keep all of the Assets to be transferred hereunder in substantially the same operating condition and repair as of the date hereof, reasonable wear and tear excepted;

                  (iii) The Company shall not, outside the ordinary course of business (i) hire additional personnel or unreasonably increase the compensation or bonuses payable or to become payable to any of the Company's employees, except as may be required by the FCC; (ii) enter into an agreement to sell, assign, lease, exchange or otherwise transfer or dispose of any of the Assets;
(iii) enter into any new contract or renegotiate, modify, amend, renew, or terminate any existing contract, except that the Company may, in the ordinary and usual course of business, enter into: (1) any contract(s) terminable on thirty (30) days notice or less without premium or penalty; and (2) any contract(s) consented to by Purchaser in writing; (iv) change the Station's call letters, or change the Company's facilities, or apply for any construction permit(s) with the FCC, without Purchaser's consent, which will not be unreasonably withheld or delayed, or make any material adverse changes in the Company's leasehold improvements and other improvements and fixtures, (v) except as required by law or any governmental agency, disclose any information relating to the Company to any third party, other than to the Company's authorized employees, agents and professional advisors in the ordinary course of business and other than to Purchaser and Purchaser's authorized representatives as provided for herein; or
(vi) except for the Loan, borrow monies.

                  (iv) The parties shall maintain in full force and effect the insurance described in Schedule 4(j);

                  (v) Sellers shall give Purchaser notice of any unusual operating problems or developments affecting the Company between the date hereof and the Closing Date, including, but not limited to, any problem or development which would materially adversely affect the Assets, and keep Purchaser fully apprised of all matters having material financial impact on the Company; and

                  (vi) Sellers and Purchaser shall conduct the business of the Station in accordance with the TBA. In the event that there is a conflict between this Agreement and the TBA with respect to the conduct of the Station, the TBA shall govern.

            (c) Engineering Inspection. It is agreed that within ten (10) days prior to the Closing Date, provided the Station is on-the air as of that date, Purchaser's engineer may inspect the Assets to insure that its equipment complies with all warranties and conditions set forth herein. Sellers agree to extend full cooperation to said engineer, including such access to the equipment and to logs pertaining thereto at such time or times as said engineer shall reasonably request. If Purchaser's engineer reports that the equipment fails to comply with said warranties, and Sellers dispute the report, Purchaser and Sellers shall jointly hire and pay a consulting engineer to give a report on the disputed item(s). The consulting engineer's report shall be final, and Sellers shall repair any equipment that the consulting engineer reports does not meet the warranty set forth in Subsection 4.2(b) prior to the Closing; provided, however, Sellers' obligation to repair shall not exceed Fifteen Thousand Dollars ($15,000). If the repairs required exceed such cap and Sellers refuse to make such repairs in excess of the cap, Purchaser may, at its sole option, either proceed with this Agreement or terminate this Agreement and have the Exercise Payment returned to it.

            (d) Risk of Loss. The risk of any loss, damage or destruction to any of the Assets from fire or other casualty or cause shall be borne by the Company at all times prior to 12:01 a.m. on the Closing Date. Upon the occurrence of any loss or damage to any material portion of the Assets as a result of fire, casualty or other cause prior to Closing, Sellers shall notify Purchaser of same in writing immediately, stating with particularity the extent of such loss or damage incurred, the cause thereof if known, and the extent to which restoration, replacement and repair of the Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. Subject to the provisions hereof, Purchaser shall have the option (but not the obligation), in the event the loss or damage exceeds One Hundred Thousand Dollars ($100,000.00) and the property cannot be substantially repaired or restored within thirty (30) days, exercisable within ten (10) days after receipt of such notice from Sellers to: (i) postpone the Closing until such time as the property has been completely repaired, replaced or restored, unless the same cannot be reasonably effected within two (2) months of notification; (ii) elect to consummate the Closing and accept the property in its "then" condition, in which event Sellers shall at the Closing assign any and all rights under any insurance claim covering the loss and pay over any proceeds under any such insurance policy theretofore received by the Company with respect thereto; or
(iii) rescind this Agreement at no cost or expense to Purchaser and declare the Agreement of no further binding force and effect, and have the Deposit Payment returned to it, if such repairs, replacements or restorations are not completed within ninety (90) days after the date specified herein as the Closing Date, provided that such repairs, replacements or restorations are necessary to the normal operation of the Stations. In the event Purchaser elects to postpone the Closing Date as provided in clause (i) of this Subsection, the parties hereto will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the FCC referred to herein.

            (e) Confidentiality. Between the date of this Agreement and the Closing Date, Purchaser will maintain strict confidentiality with respect to all documents and information furnished by or on behalf of the Company or the Sellers (except for documents or information required to be disclosed by law), and, if this Agreement is terminated, Purchaser shall return to Sellers all such documents and information. Notwithstanding the foregoing, Purchaser may make disclosure that may be required: (i) by its lenders; (ii) in the preparation of federal, state and local tax returns; (iii) pursuant to any federal or state securities laws; or (iv) as may be necessary to advise any of Purchaser's investors or advisors, provided that, in such case, Purchaser shall advise the investors of the confidentiality of the information.

            (f) Prohibited Action. Between the date of this Agreement and the Closing Date, neither Purchaser nor Sellers will commit any act or omission that would: (i) prevent the Company from transferring control of the Licenses or, as to Purchaser, as owner or operator of the Company, the Station and the Assets,
(ii) jeopardize the validity of the Licenses; or (iii) interfere with the existing relationships between the Station and its advertisers, suppliers and others.

            (g) Board of Directors. Simultaneously with the execution of this Agreement, Sellers shall elect Louis F. Mercatanti, Jr., or his designee, to the Board of Directors of the Company. The Sellers' shall continue to elect Louis F. Mercatanti, Jr. to the Board through the Closing Date or sooner upon termination of this Agreement.

      7. CLOSING

            (a) Closing Date. Unless the parties require additional time to cure pursuant to Sections 11(b)(1)(iii), 6(c)(i), 6(c)(iv), or 6(d) or unless both parties consent to a later Closing, Closing shall occur by the latest of the following, on a day designated by Purchaser: (i) six months after the Exercise Date; or (ii) within five (5) calendar days of the date upon which the approval of the FCC required for the consummation of the transactions contemplated herein shall become a "Final Order," provided however, "Final Order" means the date on which the consent of the FCC is no longer subject to administrative or judicial reconsideration, review, appeal or stay. The parties hereby agree and stipulate that, absent the pendency of any petition, application or motion seeking reconsideration, review, appeal or stay of the Consent, and absent any FCC action reconsidering, reviewing, staying or modifying the Consent, such Consent shall be treated as final as of 12:01 A.M. on the forty-first day after the date of public notice issued by the FCC approving the assignment of the Licenses to Buyer. The Closing shall take place at the Trenton, New Jersey offices of Sterns & Weinroth, A Professional Corporation, at 9:00 A.M. local time, or such other time or place as mutually agreed, provided, however, that the parties acknowledge tht in the event the Bankruptcy Court has not yet given its approval to the option to acquire the Southern Ocean Shares as of the date of the FCC consent to grant of the Transfer Application, the closing of the sale of The Southern Ocean Shares to Purchaser shall occur as seen as possible after receipt of all necessary Bankruptcy Court approvals and in no event later then ten (10) days after such approvals..

            (b) Condition to Obligations of Purchaser. The obligation of Purchaser to consummate the purchase of the Shares at the Closing shall be subject to the performance, in all material respects, on or prior to the Closing Date, of all of the covenants and agreements as set forth elsewhere in this Agreement to be performed by Sellers, and upon the following additional conditions:

                  (i) The representations and warranties of Sellers are true or shall be true in all material respects as of the dates set forth in Section 4 and the Sellers shall have updated all Schedules through the Closing Date;

                  (ii) Except for normal wear and tear, there shall not have occurred any material adverse change in the condition of the Assets as a result of actions by other than the Purchaser;

                  (iii) The consents required from all governmental agencies (including, without limitation, the Final Order of the FCC) to Purchaser's acquisition of the Shares shall have been granted, without any condition materially adverse to Purchaser, and such consents shall be valid and outstanding on the Closing Date;

                  (iv) No action or proceeding shall be pending or threatened, challenging the validity of this Agreement or seeking to delay the consummation of any of the transactions for which this Agreement provides, which in the reasonable opinion of Purchaser is material to the transactions contemplated by this Agreement;

                  (v) Sellers shall have obtained and delivered to Buyer the written consents of all requisite parties to assign and transfer to Buyer those Contracts material to the operation of the Stations without conditions materially adverse to Buyer, if any;

                  (vi) Sellers shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to and on the Closing Date; and

      Purchaser shall have the right to waive any or all of the foregoing conditions of Closing at its sole option and risk.

            (c) Condition to Obligations of Sellers. The obligation of Sellers to consummate the sale of the Shares at the Closing shall be subject to the payment by Purchaser of the Purchase Price and the receipt of the consents required from all governmental agencies (including, without limitation, the Final Order of the FCC) to Purchaser's acquisition of the Shares, and such consents shall be valid and outstanding on the Closing Date.

      Sellers shall have the right to waive all of the foregoing condition of Closing at its sole option and risk.

            (d) No Right of Reversion. Both Sellers and Purchaser agree that the Sellers have retained no right of reversion for the WCHR-FM licenses, no right to assignment of such licenses, and have not reserved the right to use the facilities of the Company after the Closing Date for any reason whatsoever.

      8. APPLICATION FOR FCC APPROVAL.

            (a) Filing and Prosecution of Application. Within ten (10 business) days of the date hereof, Purchaser and the Company shall join in an application to the FCC requesting the FCC's written consent, as applicable (the "FCC Consent", to the sale of the Shares to Purchaser, and to the consummation of the transactions contemplated by this Agreement (the " Transfer Application"). All parties shall promptly respond to any requests for the submission of additional information and shall vigorously oppose any protests, petition to deny, petition for reconsideration or appeal of the FCC Consent may be filed. Purchaser and Sellers shall proceed with due diligence and promptly take all steps necessary to the expeditious prosecution of such application to a favorable conclusion, using their best efforts throughout.

            (b) Expenses. Each party shall bear its own expenses in connection with the preparation of the applicable sections of the Transfer Application and in connection with the prosecution of such application. Sellers and Purchaser will divide and pay equally the filing and grant fees charged by the FCC.

            (c) Designation for Hearing. If, for any reason, the Transfer Application is designated for hearing by the FCC or if the parties are notified by the FCC in writing of its intention to designate the Application, either party, if not then in default, shall have the right by written notice within fifteen (15) days of such designation for hearing, to terminate this Agreement.

            (d) Control of Station. The Sellers shall retain complete and unfettered control over the operation of the Station until this Agreement is consummated and this Agreement shall not be consummated until receipt of the FCC Consent to the Transfer Application.

            (e) Best Efforts. Each party hereto agrees to use its best efforts in the performance and fulfillment of all terms and conditions of this Agreement and the TBA applicable to such party and in filing the Transfer Application , and agrees to execute such other and further documents as may be reasonably required to carry out the intent of this Agreement.

            (f) Renegotiation to Conform to FCC Policies. In the event the FCC determines at any time that any provision of this Agreement or of the TBA is violates of FCC policies and regulations, the parties agree that they will negotiate in good faith to remove the provision found violative or replace it with a provision consistent with FCC policies and regulations while the TBA remains in full force and effect.

      9. BULK SALES LAW.

      Purchaser hereby waives compliance by Sellers with the provisions of all Bulk Sales Laws, or other similar provisions, provided, however, that Sellers agree to indemnify and hold Purchaser harmless for any claims arising thereunder.

      10. INDEMNIFICATION.

            (a) Survival of Representations and Warranties. All covenants and agreements pertaining to matters to be performed after Closing and all representations and warranties contained in this Agreement shall survive for a period not to exceed two (2) years after the Closing Date ("Survival Period"), except that the representations and warranties (a) with respect to title, if any, or (b) which the party making the same knew or would have, through the exercise of reasonable diligence, known to be false shall continue indefinitely. No claim which is the subject of the Survival Period may be brought under this Agreement or with respect to the transactions described herein unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the Survival Period. In the event such notice is so given, the right to indemnification with respect thereto under this
Section 10 shall survive the Survival Period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

            (b) Indemnity by Sellers. Sellers agree to pay and discharge and to save and protect Purchaser and its partners, officers, directors, shareholders and affiliates free and harmless from all obligations, claims and demands (including reasonable attorneys' fees incurred by Purchaser with respect thereto) (collectively "Sellers' Obligations") against, arising out of or in connection with any material breach or violation by Sellers of any covenant, agreement or warranty herein contained, or the inaccuracy of any material representation of Sellers made in this Agreement.

            (c) Indemnity by Purchaser. Purchaser agrees to pay and discharge and to save and protect Sellers free and harmless from all obligations, claims, and demands (including but not limited to attorney fees incurred by Sellers with respect thereto) against, arising out of or in connection with any material breach of violation by Purchaser of any covenant, agreement or warranty herein contained or the inaccuracy of any material representation of Purchaser made in this Agreement.

            (d) Indemnification Procedure: Right of Offset. In the event that any party hereto asserts a claim for indemnification hereunder, such party seeking indemnification shall give written notice to the indemnifying party specifying the nature and the amount, if known, of the claim asserted. The indemnifying party shall then have the right, using counsel reasonably satisfactory to the party seeking indemnification, to investigate, secure, contest or settle the claim alleged by such third party (hereinafter called a "contest"), provided that the party seeking indemnification may participate voluntarily, at its own expense, in any such contest through representatives and counsel of its own choice, and, provided further, that any such action by the indemnifying party relating to the contest shall be without prejudice to the party seeking indemnification.

            Except as provided otherwise in Section 10(d), the indemnifying party shall bear all costs of such contests and shall indemnify and hold the party seeking indemnification harmless against and from all costs, fees, and expenses of such contest. Unless and until the indemnifying party elects to prosecute the contest, the party seeking indemnification shall have the full right, at its option, to do so and to look to the indemnifying party under the provisions of this Agreement for the amount of the costs, if any, of prosecuting the contest. The failure of the indemnifying party to respond in writing to the aforesaid notice of the party seeking indemnification with respect to such contest within twenty (20) days after the receipt thereof shall be deemed an election not to prosecute the same. If the indemnifying party fails to prosecute the contest and the party seeking indemnification does not prosecute the contest or does so and the decision is rendered against it, the amount paid by the party seeking indemnification to the third party in settlement or satisfaction of the contest shall be deemed a valid claim hereunder. In the event that the contest involves any Sellers' Obligations, Purchaser shall have the right to offset the amount of the costs, if any, incurred by Purchaser in prosecuting the contest together with any sums owed in connection with the resolution or settlement thereof against amounts which may be owed by Purchaser to Sellers.

            The parties hereto shall make mutually available to each other all relevant information in their possession relating to any such contest and shall cooperate in the defense thereof.

      11. TERMINATION BEFORE CLOSING; DEFAULT AND REMEDIES.

            (a) Termination before Closing. If Closing shall not have previously occurred, this Agreement may be terminated and rescinded and the Seller shall be given possession of the Shares within ten (10) days of termination:

                  (i) Pursuant to Section 6;

                  (ii) By Purchaser, upon the occurrence of a Sellers' Event of Default (as defined in Section 11(b)) if the Purchaser is not then in default, or upon failure of a condition precedent to Purchasers' obligation to close set forth in Section 7(b); or

                  (iii) By Sellers, upon the occurrence of a Purchaser's Event of Default (as defined in Section 11(b)) if the Sellers are not then in default, or upon failure of a condition precedent to Sellers' obligation to close set forth in Section 7(c).

            (b) Default and Remedies.

                  (i) Purchaser's Event of Default. The failure by Purchaser to consummate the transactions contemplated by this Agreement in violation of the provisions of this Agreement shall constitute a material default of this Agreement by Purchaser ("Purchaser's Event of Default"). The failure by Purchaser to perform any other of its obligations under this Agreement, where such failure shall continue for a period of ten (10) days after delivery of written notice of demand therefor from Seller to Purchaser; provided, however, that if more than ten (10 days are reasonably required to cure such failure, then Purchaser shall not be deemed to be in default thereof if Purchaser, in good faith, has commenced such cure within said ten (10) day period and thereafter diligently prosecutes such cure to completion.

                  (ii) Sellers' Event of Default. The occurrence of any one or more of the following events shall constitute a material default of this Agreement by Sellers ("Sellers' Event of Default"):

                         (1) The material breach of any material representation
or warranty by Sellers hereunder unless such breach is cured prior to the Closing Date;

                         (2) The failure by Sellers to consummate the
transactions contemplated by this Agreement in violation of the terms of this Agreement;

                         (3) The failure by Sellers to perform any other of its
obligations under this Agreement, where such failure shall continue for a period of ten (10) days after delivery of written notice of demand therefor from Purchaser to Sellers; provided, however, that if more than ten (10) days are reasonably required to cure such failure, then Sellers shall not be deemed to be in default thereof if Sellers, in good faith, have commenced such cure within said ten (10) day period and thereafter diligently prosecutes such cure to completion and completes such cure prior to Closing.

            (iii) Purchaser's Right Upon Default. Sellers acknowledge that the Company is of a special, unique, and extraordinary character, and that any breach of this Agreement by Sellers could not be compensated for by damages. Accordingly, upon the occurrence of a Sellers' Event of Default, Purchaser shall be entitled, in addition to rescission or any other remedies that it may have, to enforcement of this Agreement (subject to obtaining any required approval of the FCC) by a decree of specific performance or injunctive relief requiring Sellers to fulfill its obligations under this Agreement. In any action to specifically enforce Sellers' obligation to close the transaction contemplated by this Agreement, Sellers shall waive the defense that there is an adequate remedy at law or in equity and agrees that Purchaser shall be entitled to obtain specific performance of Sellers' obligation to close hereunder without being required to prove actual damages. As a condition to seeking specific performance, Purchaser shall not be required to tender the Purchase Price but shall be required to demonstrate that Purchaser is ready, willing and able to tender the Purchase Price and consummate the purchase of the Shares as contemplated hereunder. Nothing in this subsection shall be construed to limit Purchaser's ability to sue Sellers for damages.

                  (v) Sellers' Right Upon Default. Upon the occurrence of a Purchaser's Event of Default, Sellers shall have only the rights set forth in Sections 11(a) and 11(b)(vi)

                  (vi) Liquidated Damages. In the event of termination of this Agreement for any reason whatsoever and the Sellers are not in breach, the Sellers shall be entitled to retain the Initial Payments, defined in and paid pursuant to the Option Agreement, and the Option Payment, defined in and paid pursuant to as amended June 16, 1999, (the "Liquidated Damages Amount"), as liquidated damages, and not as a penalty, in accordance with Section 18.1 of the TBA. The parties agree that the Liquidated Damages Amount constitutes a reasonable sum considering all of the circumstances existing on the date of this Agreement, including the relationship of the sum to the range of harm to Sellers that could be reasonably anticipated and the anticipation that proof of actual damages would be costly or inconvenient. In placing their initials at the place provided below, Buyer and Sellers each specifically confirms the accuracy of the statements made above and the fact that each was represented by counsel who explained the consequences of this liquidated damages provision at the time this Agreement was made. The Sellers' remedy for default by the Purchaser shall be limited to Liquidated Damages and return of possession of the Shares.


                   SELLERS INITIAL HERE [INITIAL]
                                        ----------

                   BUYER INITIAL HERE   [INITIAL]
                                        ----------

      12. ACCESS TO BOOKS AND RECORDS.

      After the Closing Date, Purchaser and Sellers shall each allow the other reasonable access during normal business hours upon reasonable prior notice to their respective books and records pertaining to the operation of the Stations prior to the Closing Date and shall retain such records for a period of not less than three (3) years after the Closing Date.

      13. NOTICES.

      All notices and other communications hereunder shall be in writing and be deemed to have been duly given if delivered personally or by overnight courier or sent by telecopy or mailed by registered mail, postage prepaid, addressed as follows:

      (a)    If to Sellers, to:

             Mr. John Scarpa
             President
             Jersey Devil Broadcasting Co.
             c/o 3122 Fire Road Suite 200
             Egg Harbor Township, NJ 08234

             Joan Beth Hansen, Esquire
             President
             Southern Ocean Broadcasting, Inc.
             P.O. Box 4627
             Toms River, NJ 08753

             Ms. Patricia A. Stokes
             Great American Communications Co.
             c/o JL Media 1600 Route 22 Union, NJ 07083

             with a copy to:

             Stephen Diaz Gavin, Esq.
             Patton Boggs LL.P.
             2250 M Street, N.W.
             Washington, D.C. 20037

      (b)    If to Purchaser, to:

             Louis F. Mercatanti, Jr.
             Nassau Broadcasting Partners, L.P.
             600 Alexander Road, Building 2
             Princeton, NJ 08540
                 with a copy to:

                 Mark D. Schorr, Esq.
                 Sterns & Weinroth. P.C.
                 50 West State Street, Suite 1400
                 P.O. Box 1298
                 Trenton, NJ 08607-1298

or such other address with respect to any party hereto as such party may from time to time notify (as provided above) to the other party hereto. Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed, and (ii) if personally delivered or otherwise sent as provided above, on the date delivered or sent if sent by telecopy and on the next business day after the date sent in all other cases.

      14. CONTROL OF STATION.

      Notwithstanding that certain duties shall be delegated to the Purchaser under the TBA, between the date hereof and the Closing Date, Sellers shall retain complete and unfettered control over the operation of the Station.

      15. EXPENSES.

      Unless otherwise agreed to in writing by the parties hereto, each party shall pay its own costs and expenses, including any and all legal and accounting fees, of its performance and compliance with all conditions and agreements contained herein on its or their part to be performed or complied with.

      16. BROKERS.

      Purchaser and Sellers acknowledge and represent and warrant to each other that Blackburn & Company is the sole "Broker" in this transaction. Purchaser and Sellers each represent to the other that there is no other finder, consultant or broker involved in this transaction and that they have not agreed to pay any other finder, consultant or broker fee in connection with this transaction.
If any other finder, consultant or broker claims a fee, the party whose actions led to that claim will bear sole responsibility for paying or settling that claim and shall indemnify the other party against the same. Sellers shall be solely responsible for the Broker's fees.

      17. DISCLOSURE OF EXHIBITS AND SCHEDULES.

      Notwithstanding anything to the contrary contained in this Agreement or in any of the Exhibits and Schedules, any information disclosed in one Exhibit or Schedule, as the case may be, shall be deemed to be disclosed in all Exhibits and Schedules. Certain information set forth in the Exhibits and Schedules, as the case may be, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.

The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Sellers in this Agreement or is material, nor shall such information be deemed to establish a standard of materiality. Except as expressly set forth in this Agreement, there are no representations or warranties, express or implied, being made by Sellers.

      18. MISCELLANEOUS.

            (a) Complete Agreement. This Agreement, the Schedules and Exhibits hereto, together with the TBA and the Loan Agreement, constitute the final, integrated understanding and agreement of the parties with respect to the subject matter hereof, supersede all prior agreements, covenants, arrangements, letters, communications, representations or warranties, whether oral or written, and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by the parties hereto.

            (b) No Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. No failure on the part of any party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege, and no waiver whatever shall be valid unless in writing signed by the party or parties to be charged and then only to the extent specifically set forth in such writing. All remedies, rights, powers and privileges, either under this Agreement or by law or otherwise afforded the parties to this Agreement, shall be cumulative and shall not be exclusive of any remedies, rights, powers and privileges provided by law. Each party hereto may exercise all such remedies afforded to it in any order of priority.

            (c) No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party may transfer or assign its rights or delegate its performance hereunder without the prior written consent of the other party, except that Purchaser shall be entitled to assign its rights hereunder at the Closing. This agreement shall be for the sole benefit of the parties hereto and their respective successors and assigns, and shall not be construed to provide any benefits to any third parties.

            (d) Headings. Paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of any Schedule, Exhibit, Section or paragraph.

            (e) Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may reasonably be requested by any other party in order to carry out the provisions and purposes of this Agreement.

            (f) Choice of Law. This Agreement and all amendments thereto shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to principles of conflicts of law.

            (g) Severability. Any provisions of this Agreement or any of the other documents delivered in connection with this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provision of this Agreement or such other document or affecting the validity or enforceability of such provision in any other jurisdiction.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


ATTEST:                                 MANAHAWKIN COMMUNICATIONS
                                        CORPORATION


                                        By: /s/ PATRICIA A. STOKES
-----------------------------------        -----------------------------------
                                           PATRICIA STOKES, President


                                        SELLERS:

ATTEST:                                 JERSEY DEVIL BROADCASTING CO.


/s/ JILL KRASUSKI                       By: /s/ JOHN F. SCARPA
-----------------------------------        -----------------------------------
                                           JOHN F. SCARPA, President


ATTEST:                                 GREAT AMERICAN Communication CO.


                                        By: /s/ PATRICIA A. STOKES
-----------------------------------        -----------------------------------
                                           PATRICIA STOKES, President


                                        PURCHASER:

ATTEST:                                 SOUTHERN OCEAN BROADCASTING, INC.


/s/ EDWARD [ILLEGIBLE]                  By: /s/ JOAN BETH HANSEN, Pres.
-----------------------------------        -----------------------------------
                                           JOAN BETH HANSEN, President


ATTEST:                                 NASSAU BROADCASTING PARTNERS, L.P.
                                          By: Nassau Broadcasting Inc., its
                                              General Partner


                                        By: /s/ LOUIS F. MERCATANTI
-----------------------------------        -----------------------------------
                                           LOUIS F. MERCATANTI, President